CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 144 to Registration Statement No. 02-90946 on Form N-1A of our report dated December 18, 2008, relating to the financial statements and financial highlights of Eaton Vance Mutual Funds Trust, including Eaton Vance Diversified Income Fund, appearing in the Annual Report on Form N-CSR of Eaton Vance Mutual Funds Trust for the year ended October 31, 2008, and to the references to us under the headings ‘‘Financial Highlights’’ in the Prospectus and ‘‘Independent Registered Public Accounting Firm’’ in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts June 30, 2009